EXHIBIT 21

                         Subsidiaries of Registrant
                              December 31, 1997

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                                                                                    Percentage
                                                                                    Voting
                                             State in Which      Year Acquired      Securities
Name of Subsidiary                           Incorporated        or Formed          Owned
----------------------------------------------------------------------------------------------

BHNE Liquidating Corp., Inc.                 Maine               1983               100.0%

Consumers Maine Water Company                Maine               1959                98.9%

Consumers Illinois Water Company             Illinois            1926               100.0%

Consumers Applied Technologies, Inc.         Maine               1984               100.0%
 (and its wholly owned subsidiary
 EnviroAudit)

Consumers Land Management Co.                Maine               1984               100.0%

Consumers New Jersey Water Company           New Jersey          1969                96.8%

Consumers Ohio Water Company                 Ohio                1973               100.0%

Consumers Pennsylvania Water Company
 -- Susquehanna Division                     Pennsylvania        1971               97.0%
 -- Roaring Creek Division                   Pennsylvania        1985              100.0%
 -- Shenango Valley Division                 Pennsylvania        1926              100.0%
    (and its wholly-owned subsidiary,
    Masury Water Company)                    Ohio                1926              100.0%

Consumers New Hampshire
 Water Company, Inc.                         New Hampshire       1930              100.0%

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